            As filed with the Securities and Exchange Commission on June 7, 1996
                                                   Registration No. 333-________

===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                           SILICON VALLEY BANCSHARES
            (Exact name of Registrant as specified in its charter)

          California                                           94-2856336
- -------------------------------                            --------------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                               3003 Tasman Drive
                         Santa Clara, California 95054
                                (408) 654-7400
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 JOHN C. DEAN
                     President and Chief Executive Officer
                           SILICON VALLEY BANCSHARES
                               3003 Tasman Drive
                         Santa Clara, California 95054
                                (408) 654-7400
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                                   Copy to:
                              CATHERINE NGO, ESQ.
                               3003 Tasman Drive
                         Santa Clara, California 95054
                                (408) 654-7400


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [_]

          If the only securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X}

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum
                                         Amount to be     Offering Price Per   Aggregate Offering      Amount of
Title of Securities to be Registered      Registered           Share(1)             Price(1)         Registration Fee
- ---------------------------------------------------------------------------------------------------------------------
Common Stock ........................ 100,000 shares           $24.44             $2,444,000            $842.76
====================================================================================================================

(1) Estimates in accordance with Rule 457(c) solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market System on May 15, 1996.

$$nofolio

PROSPECTUS
- ----------


                           SILICON VALLEY BANCSHARES



                                100,000 Shares
                                 Common Stock



     This Prospectus relates to 100,000 shares of Common Stock (the "Shares") of Silicon Valley Bancshares (the "Company"), which may be offered from time to time by the Selling Shareholder (the "Selling Shareholder") for its own benefit. It is anticipated that the Selling Shareholder will offer the Shares for sale at prevailing prices on the Nasdaq National Market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder. None of the Shares have been registered prior to the filing of the registration statement of which this Prospectus is a part.



     The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is traded on the Nasdaq National Market System under the symbol "SIVB". On May 31, 1996, the closing price of the Company's Common Stock, as reported by Nasdaq's National Market System in The Wall Street Journal, was $24.44.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is June 7, 1996

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.


                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

     a. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 23, 1987, including any amendment or report filed for the purpose of updating such description.

     b. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     c. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company's General Counsel at 3003 Tasman Drive, Santa Clara, California 95054. The Company's telephone number at that location is (408) 654-7400.


                                  THE COMPANY

     Silicon Valley Bancshares was incorporated in California in 1982. Its principal executive offices are located at 3003 Tasman Drive, Santa Clara, California 95054 and its telephone number at that address is (408) 654-7400.
The Common Stock of the Company is traded on the Nasdaq National Market System and is quoted under the symbol "SIVB." The Company is a bank holding company whose principal subsidiary is Silicon Valley Bank (the "Bank"), a California-chartered bank with headquarters in Santa Clara, California. The Bank maintains regional banking offices in Northern and Southern California, and additionally has loan offices in Oregon, Maryland, and Massachusetts. The Bank focuses on specific niches within each of its selected markets, including a variety of high technology, life science, and other emerging growth industries. Substantially all assets, liabilities, and earnings of the Company relate to its investment in the Bank.


                                  SELLING SHAREHOLDER

     The Selling Shareholder, Stern Stewart & Co., is an independent consulting firm that was initially retained by the Company on June 15, 1995. The Selling Shareholder's principal executive offices are located at 40 West 57th Street, New York, NY 10019. As part of the consideration for the services to be performed by the Selling Shareholder, the Company granted the Selling Shareholder a non-statutory stock option (the "Option") to purchase 100,000 shares of Common Stock under its 1989 Stock Option Plan. If and when the Option vests and is exercised by the Selling Shareholder, the Shares shall be available for resale in accordance with the Registration Statement. Upon completion of the offering, assuming all Shares being offered are sold, the Selling Shareholder will not own any shares of the Common Stock of the Company. The Shares are being registered to permit secondary trading of the Shares, and the Selling Shareholder may offer Shares for resale from time to time. See "Plan of Distribution."

     The Registration Statement, of which this Prospectus forms a part, concerns the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

                             PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Shareholder that it intends to sell all or a portion of the Shares offered hereby from time to time in normal brokerage transactions over the Nasdaq National Market at the prevailing market price or in negotiated transactions at prices and on terms related to the then-current market price. The Selling Shareholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in market transactions and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     The Company has advised the Selling Shareholder that Rules 10b-2, 10b-6 and 10b-7 under the Exchange Act, may apply to sales in the market, has furnished the Selling Shareholder with a copy of these Rules and has informed them of the possible need for delivery of copies of this Prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that (i) the Option will vest, (ii) the Selling Shareholder will exercise such Option and (iii) the Selling Shareholder will sell any or all of the Shares.

                                  EXPERTS

     The financial statements of the Company as of and for the years ended December 31, 1995 and 1994 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

     The financial statements for the year ended December 31, 1993 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Counsel for the Company, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion to the effect that the Shares, if and when issued upon exercise of the vested Option, will be legally and validly issued, fully paid and non-assessable.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.*
          -------------------------------------------

Commission Registration fee         $  900

Blue sky fees and expenses             500**

Accountant's fees                      500**

Legal fees                           5,000

Miscellaneous                          500
                                    ------
   Total                            $7,400**



- ----------
 * Represents expenses relating to the distribution by the Selling Shareholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholder.

**   Estimated amount.


Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Section 204(a)(10) and (11) and Section 317 of the California Corporations Code and the Articles of Incorporation and the Bylaws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act or the Exchange Act.

     California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

     California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Indemnification is permitted by California law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders (or in the case of a criminal proceeding, if the accused had no reasonable cause to believe the conduct was unlawful), as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action.

     California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Company's charter includes a provision authorizing the Company to indemnify the directors and officers of the Company to the fullest extent permissible under California law.

     In addition, the Company provides indemnity insurance pursuant to which its directors and officers are indemnified or insured under certain circumstances against certain liabilities or losses, including liabilities under the Securities Act. The Company has obtained shareholder approval to enter into indemnity agreements with their respective directors and officers. Each agreement provides for indemnification of the fines, settlements and other amounts incurred by such person in connection with the good faith performance of his or her duties as a director or officer. The indemnification agreements also provide for the advance payment by the Company of expenses incurred in defending any proceeding to which the director or officer may be a party, provided that the affected director or officer executed an undertaking, acceptable to the relevant board of directors, agreeing to repay all amounts advanced for defense of the proceeding if it shall be ultimately determined that such director or officer was not entitled to be indemnified in accordance with Sections 204(a)(10) and (11) and Section 317 of the California Corporations Code.

     The Company understands that the staff of the Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

Item 16.  Exhibits.
          --------

     Exhibit
     Number
     ------

       4.1  Option Agreement issued to Stern Stewart & Co.

       5.1  Opinion of counsel as to legality of securities being registered.

      23.1  Consent of Independent Auditors.

      23.2  Consent of Independent Auditors.

      23.3  Consent of Counsel (contained in Exhibit 5.1).

      24.1  Power of Attorney (see page II-5).

Item 17.  Undertakings.
          ------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the California Corporations Code, the Articles of Incorporation of the Company, the Bylaws of the Company, Indemnification Agreements entered into between the Company and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 16th day of May, 1996.


                              SILICON VALLEY BANCSHARES


                              By:   /s/ John C. Dean
                                   -----------------
                                    John C. Dean
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Dean and A. Catherine Ngo, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                                   Signature
                                   ---------


                                     Title
                                     -----


                                      Date
                                      ----


 /s/ Daniel J. Kelleher     Chairman of the Board             May 16, 1996
 ----------------------
 Daniel J. Kelleher


 /s/ John C. Dean           Director, President and Chief     May 16, 1996
 ----------------           Executive Officer
 John C. Dean


 /s/ Gary K. Barr           Director                          May 16, 1996
 ----------------
 Gary K. Barr


 /s/ James F. Burns, Jr.    Director                          May 16, 1996
 -----------------------
 James F. Burns, Jr.


 /s/ Henry M. Gay           Director                          May 16, 1996
 ----------------
 Henry M. Gay


 /s/ Clarence J. Ferrari    Director                          May 16, 1996
 -----------------------
 Clarence J. Ferrari


 /s/ David M. deWilde       Director                          May 16, 1996
 --------------------
 David M. deWilde


 /s/ Michael Roster         Director                          May 16, 1996
 ------------------
 Michael Roster


 /s/ James R. Porter        Director                          May 16, 1996
 -------------------
 James R. Porter


 /s/ Ann R. Wells           Director                          May 16, 1996
 ----------------
 Ann R. Wells


 /s/ Glen Blackmon          Executive Vice President and      May 16, 1996
 -----------------          Chief Financial Officer
 Glen Blackmon              (Principal Financial Officer and
                            Principal Accounting Officer)

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                  ----------

                                   EXHIBITS

                                  ----------


                      Registration Statement on Form S-3

                           Silicon Valley Bancshares

                                 June 7, 1996

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
- ------   -----------

 4.1     Option Agreement issued to Stern Stewart & Co.

 5.1     Opinion of counsel as to legality of securities being registered.

23.1     Consent of Independent Auditors.

23.2     Consent of Independent Auditors.

23.3     Consent of Counsel (contained in Exhibit 5.1).

24.1     Power of Attorney (see page II-5).